Angeion Corporation
3650 Annapolis Lane, Suite 170
Plymouth, Minnesota  55447-5434

Re:      Angeion Corporation
         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Angeion Corporation, a Minnesota corporation (the "Company"), in connection with the registration by the Company of the offer and sale of 2,394,849 shares of the Company's Common Stock, $.01 par value (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 30, 1996 (the "Registration Statement"), on behalf of those certain selling shareholders named therein (the "Selling Shareholders"). The Shares being offered by the Selling Shareholders include (i) 834,999 shares of Common Stock issuable upon the exercise of warrants originally issued in connection with the Company's 1994 bridge financing (the "Bridge Warrants"); (ii) 359,850 shares of Common Stock issued upon the exercise of warrants originally issued to the placement agent for the Company's public offering completed on September 19, 1994 (the "Placement Agent Warrant Shares"); (iii) 75,000 shares of Common Stock issuable upon the exercise of a warrant issued in July 1992 to Glen Taylor (the "Taylor Warrant"); (iv) 875,000 shares of Common Stock held by St. Jude Medical ("St. Jude") issuable upon conversion of the Company's Series A Preferred Stock (the "Preferred Stock"); and (v) 250,000 shares of Common Stock held by St. Jude issuable upon conversion of the Company's Convertible Subordinated Debenture (the "Debenture").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.





Angeion Corporation
April 29, 1996
Page 2




Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

         1. The Company had the corporate authority to issue the Placement Agent Warrant Shares and has the corporate authority to issue the Shares underlying the Bridge Warrants, the Taylor Warrant, the Preferred Stock and the Debenture in the manner and under the terms set forth in the Registration Statement.

         2. The Shares being registered for resale under the Registration Statement, except for the Placement Agent Warrant Shares, when issued, delivered and paid for in accordance with the Bridge Warrants, the Taylor Warrants, the Preferred Stock and the Debenture, as the case may be, will be validly issued, fully paid and nonassessable.

         3. The Placement Agent Warrant Shares being registered for resale under the Registration Statement are validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal law of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,



/s/ OPPENHEIMER WOLFF & DONNELLY